EXHIBIT 3.1

                              STATE OF FLORIDA
                             DEPARTMENT OF STATE

I certify the attached is a true and correct copy of the Articles of Amendment, filed on September 20, 2001, to the Articles of Incorporation for ECOS GROUP, INC. which changed its name to THIRD MILLENNIUM
TELECOMMUNICATIONS, INC., a Florida corporation, as shown by the records of this office.

I further certify the document was electronically received under FAX audit number H01000101197. This certificate is issued in accordance with section 15.16, Florida Statutes, and authenticated by te code noted below.

The document number of this corporation is P00000012072

                     Given under my hand and the
                     Great Seal of the State of Florida
                     at Tallahassee, the Capital, this the
                     Twentieth day of September, 2001

Authentication Code: 301A00052756-092001-P00000012072-1/1





                                              /s/ Katherine Harris
 SEAL                                           Katherine Harris
                                               Secretary of State
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                                                  FAX AUDIT NO.: H01000101197

                            ARTICLES OF AMENDMENT
                                      TO
                          ARTICLES OF INCORPORATION
                                      OF
                               ECOS GROUP, INC.



     Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida corporation adopts the following articles of amendment to its articles of incorporation:

     FIRST:  Amendment(s) adopted:

     Article First of the Company's Articles of Incorporation shall be amended in its entirety to read as follows:

                                Article First

The name of the Corporation is Third Millennium Telecommunications, Inc. hereinafter called the "Corporation".

     The first paragraph of Article Forth of the Company's Articles of Incorporation shall be deleted and replaced in its entirety with the following:

                                Article Forth

The Corporation is authorized to issue two classes of shares to be designated, respectively, "common stock" and "preferred stock". The total number of shares of common stock authorized to be issued shall be 75,000,000, $0.24 par value per share, and the total number of shares of preferred stock authorized to be issued shall be 5,000,000, $0.001 par value per share. Each twenty (20) shares of the Common Stock issued and outstanding on the effective date of this amendment shall be and hereby are automatically converted without further action into on (1) fully paid and nonassessable share of Common Stock; provided, however, that no fractional shares shall be issued pursuant to such conversion and each fractional share shall be rounded up to the next highest whole share. The authorized common stock of 75,000,000 shares will remain 75,000,000 shares. The "effective date of this amendment" is October 1, 2001.

     SECOND: If an amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself, are as follows:

     Not Applicable,

     THIRD:  The date of each amendment's adoption:  August 27, 2001.

     FOURTH:  Adoption of Amendment(s):

     The amendments were approved by a majority of the shareholders. The number of votes cast for the amendments were sufficient for approval.

Signed this 17th day of September, 2001


     /s/ Charles C. Evans
__________________________________________
By:  Charles C. Evans, President

                                                  FAX AUDIT NO.: H01000101197